Exhibit 10.3

CAPITAL ONE FINANCIAL CORPORATION

1999 Non-Employee Directors Stock Incentive Plan

Deferred Share Unit Award Agreement

No. of Shares:

THIS AGREEMENT, dated the                         , 20    , between CAPITAL ONE FINANCIAL CORPORATION, a Delaware corporation (“Capital One”), and                          (“you”), is made pursuant and subject to the provisions of the Company’s 1999 Non-Employee Directors Stock Incentive Plan (the “Plan”). All terms used herein that are defined in the Plan shall have the same meaning given them in the Plan unless they are otherwise defined herein.

WHEREAS, Section 9 of the Plan provides for the award from time to time in the discretion of the Capital One Board of Directors (the “Board”) or its Compensation Committee (the “Committee”) of deferred shares of common stock of Capital One, .$.01 par value per share (the “Common Stock”), the vesting and issuance of which are subject to continued service as a director of Capital One or other conditions;

W I T N E S S E T H :

1. Grant of Deferred Share Units. Pursuant and subject to the terms and conditions of the Plan, Capital One hereby grants to you units representing              deferred shares of Common Stock (the “Share Units”). The Share Units shall vest, and the underlying shares of Common Stock shall be issuable, only in accordance with the provisions of this Agreement and of the Plan.

2. Non-Transferability. Subject to the provisions of Section 3 hereof, the rights represented by the Share Units and the underlying shares of Common Stock shall not be assignable or transferable, or otherwise alienated or hypothecated, under any circumstances. Any purported or attempted transfer of such shares or such rights shall be null and void and shall result in the immediate forfeiture and cancellation of the Share Units.

3. Issuance of Common Stock.

(a) Vesting. Except as provided in subsections 3(b) and 3(c) below, the Share Units shall, to the extent not theretofore vested or forfeited as provided herein, vest and the underlying shares of Common Stock shall be issuable in full, subject to Section 5 below, without restrictions on transferability, on the third anniversary of the Date of Grant provided that the Share Units shall immediately vest in full upon the termination of your service as a Director of the Corporation due to death or disability.

(b) Effect of Termination of Employment. Upon your termination of service as a director of Capital One for any reason, all Share Units, to the extent not theretofore vested as provided herein, shall immediately be forfeited.

(c) Effect of Change of Control. If a Change of Control of Capital One occurs ( For purposes of this Agreement Change of Control shall mean: (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% (or, if such shares are purchased from the Company, 40%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”), provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any corporation with respect to which, immediately following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, shall not constitute a Change of Control; or (ii) individuals who constituted the Board as of January 1, 2004 (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to January 1, 2004 whose appointment to fill a vacancy or to fill a new Board position or whose nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or (iii) consummation of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such Business Combination do not in the aggregate, immediately following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Company Voting Securities, as the case may be; or (iv) (A) a complete liquidation or dissolution of the Company or (B) sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, in the aggregate by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Company Common Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.), then all Share Units shall, to the extent not previously vested or forfeited as provided herein, immediately vest and the underlying shares of Common Stock shall be issuable, subject to Section 5 below.

4. Modification and Waiver. Except as provided in the Plan with respect to determinations of the Board or the Committee and subject to the Board’s right to amend the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by you and Capital One; provided, that changes, modifications and amendments not detrimental to you may be made in writing signed only by Capital One. No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision. The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

5. Tax Withholding. If you become subject to withholding under applicable tax laws, you agree to pay Capital One the amount required to be withheld by one or more of the following methods:

(a)	by cash or check payment;

(b)	if the Share Units have vested, by electing to have Capital One withhold from the shares of Common Stock issuable upon such vesting that number of shares having a Fair Market Value equal to the amount required to be withheld; or

(c)	if the Share Units have vested, by instructing the Plan administrator to sell that number of shares of Common Stock issuable upon such vesting having a Fair Market Value equal to the amount required to be withheld and to deliver the proceeds thereof to Capital One.

You will have the right to elect deferred vesting of the Share Units under terms consistent with requirements of the Internal Revenue Code.

6. Governing Law. This Agreement shall be governed by federal law and, to the extent not preempted thereby, by the laws of the Commonwealth of Virginia.

7. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

8. Bound by Plan. In consideration of the grant of the Restricted Stock, you agree that you will comply with such conditions as the Board of Directors and the Committee may impose on the Share Units and be bound by the terms of the Plan.

9. Binding Effect. This Agreement shall be binding upon, enforceable against, and inure to the benefit of you and your legatees, distributees and personal representatives, and the Company and its successors and assigns.

You represent that you are familiar with the terms of the Plan and have had the opportunity to ask questions and receive answers concerning the terms and conditions of the Share Units. As a condition of this award and your right to receive Share Units and shares of Common Stock thereunder, you must sign this Agreement and return at least one copy to Capital One’s Human Resources Department. By doing so, you confirm the accuracy of the statement set forth in the first sentence of this paragraph and evidence your acceptance of and agreement to be bound by the terms of this Agreement and the Plan.

IN WITNESS WHEREOF, CAPITAL ONE FINANCIAL CORPORATION has caused this Agreement to be signed on its behalf, and you have affixed your signature hereto.

CAPITAL ONE FINANCIAL CORPORATION

By:
Chairman, Compensation Committee